Exhibit 99.2

SandRidge Energy Announces Final Voting Results of 2018 Annual Meeting and the Appointment of Chairman of the Board and Committee Chairs

OKLAHOMA CITY, June 25, 2018 — SandRidge Energy, Inc. (“SandRidge” or the “Company”) (NYSE: SD) today announced that the final voting results from its 2018 Annual Meeting of Stockholders were certified on June 22 by the independent inspector of elections. As a result of the election, and as part of a previously announced settlement agreement with Icahn Capital (“Icahn”), the newly constituted SandRidge Board of Directors (the “Board”) consists of Robert G. Alexander, Sylvia K. Barnes, Jonathan Christodoro, Jonathan Frates, William M. Griffin, David Kornder, John J. “Jack” Lipinski and Randolph C. Read.

In addition, the Company’s shareholders voted against the continuation of the Short-Term Rights Plan and the non-binding proposal related to compensation of the Company’s named executive officers. Shareholders voted to appoint PricewaterhouseCoopers LLP (“PwC”) as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2018. These results will be reported on a Form 8-K that will be filed with the Securities and Exchange Commission (SEC) in due course and available at the SEC’s website at www.sec.gov.

Effective June 22, 2018, the Company announced that its Board appointed Jonathan Frates as Chairman of the Board. “I am honored to be selected by my fellow Board members to serve as chairman in this pivotal moment in the history of SandRidge,” said Board Chairman Jonathan Frates. Mr. Frates has served as a director of numerous public companies and has served as a Managing Director specializing in energy investments at Icahn Enterprises L.P. since November 2015. Icahn Enterprises is a diversified holding company engaged in a variety of businesses, including investment, automotive, energy, gaming, railcar, food packaging, metals, mining, real estate and home fashion. Prior to joining Icahn Enterprises, Mr. Frates served as a Senior Business Analyst at First Acceptance Corp. and as an Associate at its holding company, Diamond A Ford Corp. Mr. Frates began his career as an Investment Banking Analyst at Wachovia Securities LLC.

The Company also announced the appointment of Randolph C. Read as Chair of the Audit Committee, John J. “Jack” Lipinski as Chair of the Compensation Committee, and Robert G. Alexander as Chair of the Nominated and Governance Committee, each effective June 22, 2018.

The Company also announced it had entered into a confidentiality agreement with Icahn, on June 22, 2018. In addition, the Company arranged with Icahn that, subject to compliance with the confidentiality agreement, it would provide certain Icahn representatives board observer rights, with such rights being terminable at any time and subject to certain limited exceptions.

In addition, on June 22, 2018, the Company was informed that Icahn would not be submitting an offer in connection with the Company’s strategic review process.

About SandRidge Energy, Inc.

SandRidge Energy, Inc. (NYSE: SD) is an oil and natural gas exploration and production company headquartered in Oklahoma City, Oklahoma with its principal focus on developing high-return, growth oriented projects in Oklahoma and Colorado. The majority of the Company’s production is generated from the Mississippi Lime formation in Oklahoma and Kansas. Development activity is currently focused on the Meramec formation in the NW STACK Play in Oklahoma and multiple oil rich Niobrara benches in the North Park Basin in Colorado.

Cautionary Statement Regarding Forward-Looking Statements

This communication contains forward-looking statements concerning our expectations for future performance. These “forward-looking statements” are based on currently available information, operating plans and projections about future events and trends. They inherently involve risks and uncertainties that could cause actual results to differ materially from those predicted in such forward looking statements. Such risks and uncertainties include, but are not limited to: uncertain outcome, impact, effects and results of SandRidge’s exploration of strategic alternatives; and any changes in general economic or industry specific conditions. SandRidge cautions that the foregoing list of factors is not exclusive. Additional information concerning these and other risk factors is contained in SandRidge’s public filings with the SEC, which are available at the SEC’s website, http://www.sec.gov. Each forward-looking statement speaks only as of the date of the particular statement, and SandRidge undertakes no obligation to publicly update any of these forward-looking statements to reflect events or circumstances that may arise after the date hereof.

Investor Contact:

Johna Robinson

Investor Relations

SandRidge Energy, Inc.

123 Robert S. Kerr Avenue

Oklahoma City, OK 73102

+1 (405) 429-5515